Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	David E. Gable
Senior Vice President and Chief Financial Officer
davidgable@kemet.com
864-963-6484

KEMET Announces the Decisions from the Evox Rifa Group Oyj Annual General Meeting

Greenville, South Carolina (April 23, 2007) - KEMET Corporation (NYSE:KEM) today announced the final decisions from the Annual General Meeting of Evox Rifa Group Oyj (“Evox Rifa”) held in Helsinki, Finland on April 23, 2007.  As previously announced, KEMET Electronics Corporation (“KEMET”), a wholly owned direct subsidiary of KEMET Corporation, has successfully completed its tender offer for all the shares and convertible capital loan notes in Evox Rifa.

Included in the decisions of the Annual General Meeting of Evox Rifa were the following actions:

•                  Per-Olof Loof, David E. Gable, Marc Kotelon, Kirk D. Shockley and Michael W. Boone (all of whom are officers of KEMET Corporation), were elected as members of the Board of Directors of Evox Rifa; this Board will replace the previous Board of Directors of Evox Rifa.  (At a subsequent meeting of the new Board of Directors of Evox Rifa, Mr. Loof was elected as the Chairman of the Board of Directors.)

•                  The Financial Statements of Evox Rifa for the fiscal year ending December 31, 2006 were adopted.

•                  In accordance with a proposal from its Board of Directors, it was decided that no dividend will be paid for the fiscal year of Evox Rifa ending December 31, 2006.

“The actions taken at the Evox Rifa Annual General Meeting today in Helsinki together with the final settlement of our purchase of a majority ownership position in Evox Rifa tomorrow mark a key milestone in this transaction,” said Per Loof, KEMET’s Chief Executive Officer.  “We look forward to the integration of the KEMET and Evox Rifa businesses as we move another step closer to becoming The Capacitance Company.”

About Evox Rifa:

Evox Rifa Group Oyj manufactures passive electronic components, specializing in plastic film, paper and electrolytic capacitors. Their major customer groups are in industrial, automotive and consumer electronics and the lighting industry.  Evox Rifa’s strength lies in the design and production of customized products that require specialist expertise. Evox Rifa, with headquarters in Finland, has a worldwide sales and distribution network. Its production plants are located in Indonesia, Great Britain, China, Sweden and Finland. Evox Rifa has two global business areas: Electrolytic Capacitors and Film and Paper Capacitors. Additional information can be found at http://www.evoxrifa.com.

About KEMET:

KEMET Corporation applies world-class service and quality to deliver industry-leading, high-performance capacitance solutions to its customers around the world. KEMET offers the world’s most complete line of surface-mount capacitor technologies across tantalum, ceramic and solid aluminum dielectrics. KEMET’s common stock is listed on the New York Stock Exchange under the symbol KEM.  Additional information can be found at http://www.kemet.com.